EXHIBIT 3.1.2

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 02/12/2001
010070850 — 3341519
CERTIFICATE OF OWNERSHIP AND MERGER
of
GREG MANNING AUCTIONS, INC.
(a New York corporation)
into
GREG MANNING DELAWARE, INC.
(a Delaware corporation)
It is hereby certified that:
     1. Greg Manning Auctions, Inc. is a corporation of the State of New York (hereinafter called “GMAI”), the laws of which permit a merger of a corporation of that jurisdiction with a corporation of another jurisdiction.
     2. GMAI, as the owner of all of the outstanding shares of the stock of Greg Manning Delaware, Inc., a corporation of the State of Delaware (hereinafter “GM Delaware”), hereby merges itself into GM Delaware.
     3. The following is a copy of the resolutions adopted on December 11, 2000 by the Board of Directors of GMAI to merge GMAI into GM Delaware.
     RESOLVED, that as set forth in the proxy statement of the Corporation dated October 30, 2000 (the “Proxy Statement”), the next annual meeting of shareholders of the Corporation (the “Meeting”) take place on Tuesday, December 12, 2000, at 10:00 a.m., and that shareholders of record of the Corporation at the close of business on Wednesday, October 25, 2000, be entitled to notice of and to vote at the Meeting;
     RESOLVED, that the Board ratifies and approves in all respects the following:
     * * *
     the action of the board in recommending to the shareholders of the Corporation, pursuant to the Proxy Statement, a proposal to reincorporate the Corporation in Delaware and in recommending that the shareholders of the Corporation approve that proposal.
     RESOLVED, that each of the directors and proper officers of the Corporation is hereby directed to take any and all action that he may deem necessary or desirable to carry out the intent of the foregoing resolutions, and to execute and deliver, or cause to be executed and delivered, all agreements or other instruments in the name of the Corporation as he deems necessary or desirable in connection therewith, the execution and delivery of any such agreements or other instruments to be conclusive evidence that it has been approved by the board, and that all actions taken by the directors and proper officers of the Corporation to date in connection with the foregoing resolutions are hereby ratified in all respects; and
     RESOLVED, that the proper officers of the Corporation are the President, the Chief Financial Officer and any Executive Vice President.
     In addition to the foregoing, the following are the resolutions adopted on January 25, 2001 by the Board of Directors of GMAI to further effectuate the merger of GMAI into GM Delaware.
     RESOLVED, that each proper officer of GMAI, acting singly, hereby is authorized and directed to cause GMAI to merge with and into Greg Manning Delaware, Inc. a Delaware corporation and wholly-owned subsidiary of GMAI (“Sub”) and that, in connection therewith, upon the advice of counsel, to execute the merger agreement (the “Merger Agreement”), in the form attached hereto as Exhibit A and to execute and file or cause to be filed with the State of New York and the Secretary of State of the State of Delaware, an appropriate Certificate of Merger, in the form attached hereto as Exhibit B and Exhibit C, respectively, or other appropriate instrument to effectuate the Merger in each respective state; and further
     RESOLVED, that each proper officer of GMAI, acting singly, hereby is authorized and directed to take all such further action, and to execute and deliver the Merger Agreement, the Certificates and all such further documents, certificates and instruments, and to pay all such fees and expenses, as such officer may in his discretion deem reasonably necessary, appropriate or desirable in order to effect the Merger and to carry out the intent of the foregoing resolutions relating thereto, the taking of any such action, the execution and delivery of any such document, certificate or instrument and the payment of any such fee or expense being conclusive evidence that such officer deemed the same to be reasonably necessary, appropriate or desirable; and further
     RESOLVED, that the Chief Executive Officer, the President and the Chief Financial Officer of GMAI shall each be considered a proper officer of the Company for the purposes of each of the foregoing resolutions.
     4. The Merger Agreement is attached to this Certificate of Ownership and Merger as Exhibit A.
     5. This Certificate of Ownership and Merger and the merger provided for herein has been adopted, approved, certified, executed, and acknowledged by GMAI in accordance with the laws under which it is organized.

     6. The proposed merger has been approved by a majority of the outstanding stock of GMAI entitled to vote thereon at a meeting duly called and held after 20 days’ notice of the purpose of the meeting mailed to each stockholder at such stockholder’s address as it appeared on the records of GMAI.
     7. The effective time of this Certificate of Ownership and Merger, and the time when the merger herein certified shall become effective the date this Certificate of Ownership and Merger is filed.
[Signature page follows]

Signed on: January 25th, 2001

Greg Manning Auctions, Inc., a New York corporation
By:	/s/ Greg Manning
Greg Manning
Chairman of the Board, Chief Executive Officer and President

EXHIBIT A
MERGER AGREEMENT
     This merger agreement is dated January 25th, 2001, and is between GREG MANNING AUCTIONS, INC., a New York corporation (“GM New York”), and GREG MANNING DELAWARE, INC., a Delaware corporation (“GM Delaware”).
     GM New York is a corporation duly organized and validly existing under the laws of the State of New York having at the date hereof authorized capital stock of 40,000,000 shares of common stock, par value $.001 per share (“New York Common Stock”), of which approximately 9,775,262 shares were issued outstanding on January 25th, 2001.
     GM Delaware is a corporation duly organized and existing under the laws of the State of Delaware having at the date hereof authorized capital stock of 40,000,000 shares of common stock, par value $.001 per share (“Delaware Common Stock”), of which 100 shares are issued and outstanding and held by GM New York on the date of this agreement.
     GM New York desires to reincorporate into the State of Delaware by merging with and into GM Delaware with GM Delaware continuing as the surviving corporation in such merger, upon the terms and subject to the conditions herein set forth and in accordance with the laws of the State of Delaware.
     The parties therefore agree as follows:
ARTICLE 1
PRINCIPAL TERMS OF THE MERGER
     1.1 Merger. At the Effective Time, GM New York will merge into GM Delaware in accordance with the New York Business Corporation Law (the “NYBCL”) and the General Corporation Law of the State of Delaware (the “DGCL”; that merger, the “Merger”). The separate existence of GM New York will thereupon cease and GM Delaware will be the surviving corporation (in that capacity, the “Surviving Corporation”) and will continue its corporate existence under the laws of the State of Delaware.
     1.2 Effective Time. The Merger will become effective upon the date a certificate of merger is filed by the Surviving Corporation with the Department of State of the State of New York pursuant to Section 907(c)(2)of the NYBCL, or the date a certificate of ownership and merger is filed by the Surviving Corporation with the Secretary of State of the State of Delaware pursuant to Section 253 of the DGCL whichever filing occurs last (that date, the “Effective Time”).
     1.3 Effects of the Merger. At the Effective Time, the Merger will have the effects specified in the NYBCL, the DGCL, and this agreement.

     1.4 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of GM Delaware as in effect immediately prior to the Effective Time will become the certificate of incorporation of the Surviving Corporation until duly amended in accordance with its terms and as provided by the DGCL.
     l.5 Bylaws. At the Effective Time, the bylaws of GM Delaware as in effect immediately prior to the Effective Time will become the bylaws of the Surviving Corporation until duly amended in accordance with their terms and as provided by the DGCL.
     1.6 Name of Surviving Corporation. At the Effective Time, the name of the Surviving Corporation will be changed to “Greg Manning Auctions, Inc.”
     1.7 Directors and Officers. At the Effective Time, the directors and officers of GM New York in office at the Effective Time will retain their positions as the directors and officers, respectively, of the Surviving Corporation, each of those directors and officers to hold office, subject to the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL, until his or her successor is duly elected or appointed or until his or her earlier death, incompetency or removal.
ARTICLE 2
CONVERSION AND CANCELLATION OF STOCK
     2.1 Conversion. At the Effective Time, each share of New York Common Stock issued and outstanding immediately prior to the Effective Time will by virtue of the Merger and without any action on the part of the holder thereof be converted into one share of Delaware Common Stock. At the Effective Time, each option and warrant to purchase shares of New York Common Stock outstanding immediately prior to the Effective Time will be automatically converted into options and warrants to acquire an equal number of shares of Delaware Common Stock.
     2.2 Cancellation. At the Effective Time, each share of Delaware Common Stock issued and outstanding immediately prior to the Effective Time and held by GM New York will be canceled without any consideration being issued or paid therefor.
     2.3 Exchange of Certificates. At any time on or after the Effective Time, the holders of New York Common Stock will be entitled, upon surrender to the Surviving Corporation of any certificate representing shares of New York Common Stock, to receive in exchange therefor one or more new stock certificates evidencing ownership of the same number of shares of Delaware Common Stock. If any certificate representing shares of Delaware Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate or other writing so surrendered must be properly endorsed and otherwise in proper form for transfer and that the person requesting that exchange must pay to the Surviving Corporation or its transfer agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Delaware Common Stock in any name other than that of the registered holder of the certificate surrendered, or otherwise required, or must establish to the satisfaction of the transfer agent that any such taxes have been paid or is not payable.

ARTICLE 3
CONDITIONS
     Consummation of the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:
     3.1 Approval. That this agreement and the Merger are adopted and approved by GM New York in the manner provided in Section 905 of the NYBCL and by GM Delaware in the manner provided in Section 253 of the DGCL.
     3.2 Third Party Consents. That the parties have received all required consents to the Merger.
ARTICLE 4
MISCELLANEOUS
     4.1 Amendment. This agreement may be amended, in whole or in part, at any time prior to the Effective Time with the mutual consent of the board of directors of GM New York and the board of directors of GM Delaware to the full extent permitted under applicable law.
     4.2 Termination. This agreement may be terminated at any time prior to the Effective Time by either the board of directors of GM New York or the board of directors of GM Delaware, without any action of the stockholders of GM New York or GM Delaware, notwithstanding the approval of this agreement by the stockholders or board of directors of either GM New York or GM Delaware.
     4.3 Necessary Actions, etc. If at any time after the Effective Time the Surviving Corporation considers that any assignments, transfers, deeds, or other assurances in law are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation title to any property or rights of GM New York, GM New York and its directors and officers at the Effective Time shall execute and deliver such documents and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation, and the officers and directors of the Surviving Corporation are fully authorized in the name of GM New York or otherwise to take any and all such action.
     4.4 Counterparts. This agreement may be executed in any number of counterparts, all of which shall be considered to be an original instrument.
     4.5 Governing Law. This agreement is governed by the laws of the State of Delaware.
[SIGNATURE PAGE FOLLOWS]

     The parties are executing this agreement on the date stated in the introductory clause.

GREG MANNING AUCTIONS, INC.
By:	/s/ Greg Manning
Greg Manning
President

GREG MANNING DELAWARE, INC.
By:	/s/ Greg Manning
Greg Manning
President

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 04/25/2002
020264016 — 3341519
STATE of DELAWARE
CERTIFICATE of AMENDMENT of
CERTIFICATE of INCORPORATION
•	First: That at a meeting of the Board of Directors of Greg Manning Delaware, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

Resolved, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “1” so that, as amended, said Article shall be and read as follows:

“1. Name. The name of the corporation is “Greg Manning Auctions, Inc.””

•	Second: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

•	Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

•	Fourth: That the capital of said corporation shall not be reduced under or by reason of said amendment.

BY:	/s/ Larry Crawford
(Authorized Officer)

NAME:	Larry Crawford, Chief Financial Officer
(Type or Print)